Exhibit 99

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION

ANNOUNCES QUARTERLY DIVIDEND

AND STOCK REPURCHASE AUTHORIZATION

LINCOLN, Nebraska (May 20, 2022) — National Research Corporation, dba NRC Health (the “Company”), (NASDAQ:NRC) announced that its Board of Directors has declared a quarterly cash dividend of $0.24 (twenty-four cents) per share payable Friday, July 15, 2022, to shareholders of record as of the close of business on Thursday, June 30, 2022.

Also, on May 19, 2022, the Company’s Board of Directors approved a new stock repurchase authorization of up to 2.5 million shares of its common stock. The Company is authorized to repurchase from time-to-time shares of its outstanding common stock on the open market or in privately negotiated transactions. The timing and amount of stock repurchases will depend on a variety of factors, including market conditions as well as corporate and regulatory considerations. The stock repurchase authorization may be suspended, modified, or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock in connection with the repurchase authorization. The repurchase authorization has no set expiration date. The new authorization follows the Company’s recent repurchase of all shares remaining under the Board’s previous repurchase authorization.

For more than 40 years, NRC Health has been committed to achieving Human Understanding and bringing healthcare organizations closer to their customers than ever before by illuminating and improving the key moments that define an experience and build trust. Guided by their uniquely empathic heritage, proprietary methods, skilled associates, and holistic approach, NRC Health helps its customers design experiences that exceed expectations, inspire loyalty, and improve well-being among patients, residents, physicians, nurses, and staff.

© NRC Health	1